Exhibit 10.60

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (the “Sublease”) is made effective as of the 1st day of November, 2016 by and between M.D.C Holdings, Inc., a Delaware corporation (“Sublandlord”) and CVentures, Inc., a Delaware corporation (“Subtenant”).

RECITALS

A.     By Office Lease dated October 3, 2014 (the “Master Lease”) by and between Sublandlord, as Tenant and CLF South Monaco Denver LLC, a Delaware limited liability company (“Master Lessor”), as Landlord, Master Lessor leased to Sublandlord approximately 144,048 of rentable square feet located on floors 1-6 of the building (the “Building”) located at 4350 South Monaco Street, Denver, Colorado;

B.     Subtenant desires to sublease from Sublandlord and Sublandlord desires to sublease to Subtenant a portion of the Building subject to the terms and conditions hereof.

C.     Pursuant to Section 9.1 of the Master Lease, no consent of Master Lessor is required to this Sublease.

AGREEMENTS:

1.     Demised Premises. Sublandlord does hereby sublease to Subtenant, and Subtenant does hereby sublease from Sublandlord, for the Term (as hereinafter defined) and upon the conditions hereinafter commencing on the Commencement Date as defined in Section 3 below, approximately 5,437 square feet of rentable area on the fifth (5th) floor of the Building, as more particularly described on Exhibit A attached hereto and incorporated herein (such area being the “Premises”). Sublandlord and Subtenant agree that the rentable area of the Premises shall not be subject to revision if the actual square footage of the Premises differs from that set forth above and for all purposes of this Sublease, Base Rent, Subtenant’s Additional Rent or other amounts set forth in this Sublease shall not be subject to revision if the actual square footage of the Premises differs from 5,437 square feet. By occupying the Premises, Subtenant represents that it has thoroughly examined the Building and the Premises and accepts the same on the Commencement Date in its “as-is” condition on the date of occupancy, subject to latent defects.

2.     Term. The term (the “Term”) of the Sublease shall commence on November 1, 2016 (the “Commencement Date”) and shall end on the date which is 60 full calendar months thereafter (the “Expiration Date”), subject to the Option to Extend, set forth below, or on such earlier date upon which said Term may expire or be terminated pursuant to any of the conditions or limitations or other provisions of this Sublease or pursuant to law. This Sublease shall automatically terminate upon the termination of the Master Lease if such termination occurs prior to the Expiration Date. Notwithstanding the foregoing, Sublandlord may terminate this Sublease by giving Subtenant at least 180 days’ notice of the date of termination. On the date of termination, the rights and obligations of Sublandlord and Subtenant that have not accrued or that do not survive the Sublease by its terms or by law will end. If the termination date is not the last day of a month, Base Rent and all other charges for the month in which the termination occurs will be prorated on a per diem basis.

3.     Rent. Subtenant shall timely pay base rent (the “Base Rent”) to Sublandlord, in advance on the first day of each calendar month of the Term as follows:

November 1, 2016 through October 31, 2017 @ $26.50 per rentable square foot

November 1, 2017 through October 31, 2018 @ 27.03 per rentable square foot

November 1, 2018 through October 31, 2019 @ 27.57 per rentable square foot

November 1, 2019 through October 31, 2020 @ 28.12 per rentable square foot

November 1, 2020 through October 31, 2021 @ 28.68 per rentable square foot

The Base Rent, Additional Rent and any other charges payable by Subtenant shall be paid to Sublandlord at its offices in the Building, or at such other place as Sublandlord may designate in writing, in lawful money of the United States of America without demand, deduction, setoff or abatement except as expressly provided in this Sublease. Any Base Rent or Subtenant’s Additional Rent not paid when due shall bear interest at a per annum rate (the “Default Rate”) equal to the lesser of (i) two percent (2%) above the announced Wall Street Journal “prime” rate as of the date of such default; or (ii) the maximum rate of interest which may be collected under Colorado usury law. In addition to all other rights and remedies available, if any monthly installment of Base Rent or Subtenant’s Additional Rent hereunder is not paid when due, a service charge equal to ten percent (10%) of the past due amount shall become immediately due and payable. It is agreed that such service charge represents a fair and reasonable estimate of the additional administrative, processing and accounting costs that will be incurred by Sublandlord as a result of a late payment by Subtenant.

4.     Subtenant’s Additional Rent. Beginning on November 1, 2017, Subtenant shall pay to Sublandlord, as additional rent (the “Subtenant’s Additional Rent”), an amount equal to its proportionate share of the Additional Rent Sublandlord is required to pay under the Master Lease. The proportionate share to be paid by Subtenant shall be a fraction, the numerator of which is the rentable area of the Premises (5,437 square feet) and the denominator of which is the rentable Area of the Building (144,048 square feet) and is equal to 3.77%. Subtenant’s Additional Rent shall be prorated to reflect any partial year or month that the Premises are subject to this Sublease. Sublandlord shall give Subtenant copies of all relevant statements and bills received by Sublandlord pursuant to the applicable provisions of the Master Lease, together with a statement of the amount of Subtenant’s Additional Rent, if any, which Subtenant is required to pay. Subtenant shall pay all such Subtenant’s Additional Rent within thirty (30) days of receipt of such statement. Subtenant shall also pay to Sublandlord, as Subtenant’s Additional Rent, all charges for any additional services provided to Subtenant, including, without limitation, charges and fees for alterations, if any, and after hours heating and air conditioning services. Subtenant’s obligations to pay Subtenant’s Additional Rent shall survive the termination or expiration of this Sublease.

5.     Option to Extend Term. So long as Subtenant is not then in default under this Sublease, Subtenant shall have the option to extend the Term of this Sublease for an additional 60 month term (“Extension Term”), with written notification to Sublandlord not less than 180 days prior to the Expiration Date, whereupon the Expiration Date shall be the end of the Extension Term. The Base Rent during the Extension Term shall be as follows:

November 1, 2021 through October 31, 2022 @ 29.26 per rentable square foot

November 1, 2022 through October 31, 2023 @ 29.84 per rentable square foot

November 1, 2023 through October 31, 2024 @ 30.44 per rentable square foot

November 1, 2024 through October 31, 2025 @ 31.05 per rentable square foot

November 1, 2025 through October 31, 2026 @ 31.67 per rentable square foot

6.     Sublandlord’s Work. Subtenant acknowledges and agrees that Sublandlord is delivering the Premises to Subtenant in its “AS-IS” condition as of the date of occupancy subject to latent defects, without representation or warranty whatsoever and without any obligation of Sublandlord to perform any alterations or improvements to the Premises.

7.     Use. Subtenant will use and occupy the Premises solely for general office purposes in accordance with the use permitted under the Master Lease. Without the prior written consent of Master Lessor and Sublandlord, the Premises will not be used for any other purpose. Subtenant covenants that it will not use the Premises for any use prohibited under the Master Lease.

8.     Alterations.

a.     Subtenant shall not make any alteration or physical addition (the “Alterations”) in or to the Premises, without in each instance, obtaining the prior written consent of Sublandlord and Master Lessor (if required pursuant to the Master Lease). Any requests by Subtenant to make Alterations must be provided to Sublandlord in writing together with a detail of all Alterations to be made to the Premises. If any Alterations are made without consent, Sublandlord may remove the same, and may repair and restore the Premises and any damage arising from such removal and Subtenant shall be liable for any and all costs and expenses incurred by Sublandlord in the performance of this work.

b.     Following approval thereof as described in Section 7(a) above, Subtenant may have any Alterations performed by contractors of its own choice, at its expense, provided that Subtenant has obtained written approval of the contractor by Sublandlord and Master Lessor (if required pursuant to the Master Lease). The design of all Alterations undertaken by Subtenant shall be subject to prior written approval of Sublandlord and Master Lessor (if required pursuant to the Master Lease) and shall not be commenced until such approval is obtained. Sublandlord shall at all times have the right during normal business hours to inspect the work performed by Subtenant. Any work performed by Subtenant shall be done in each case in a good and workmanlike manner in full compliance with all applicable laws, regulations, permits and codes and otherwise in compliance with all terms and conditions of the Master Lease and, in addition, all insurance coverage related to such Alterations shall name Sublandlord and Master Lessor as additional insureds and certificate holders.

c.     Subtenant shall, at the end of the Term hereof, upon request of Sublandlord or Master Lessor, remove the Alterations, repair all damage resulting from such removal, and restore the Premises to the condition as of the date possession was delivered to Subtenant. If Subtenant fails or refuses to remove such Alterations, or fails to repair or restore the Premises, Master Lessor or Sublandlord may cause the same to be removed and repairs and restoration to be made, in which event Subtenant shall reimburse to the party who caused said Alterations to be removed and repairs made, the cost of such removal, repairs and restoration, together with any and all damages which Master Lessor or Sublandlord may sustain by reason of Subtenant’s failure or refusal to remove the Alterations.

9.     Terms of Master Lease. All of the terms, provisions, covenants and conditions of both the Master Lease are incorporated herein and are superior to this Sublease, except as otherwise expressly provided, and except that Subtenant shall be obligated to pay only the Base Rent and Subtenant’s Additional Rent provided for in this Sublease. Subtenant agrees to comply with all applicable terms and conditions of the Master Lease. In the event of any inconsistency between the terms of the Master Lease and this Sublease, the terms of the Master Lease shall control. As between the parties hereto, Subtenant hereby assumes all of the obligations of the Sublandlord, as tenant, under the Master Lease, but only to the extent they are applicable to the Premises. Sublandlord shall have all of the rights and remedies of landlord under the Master Lease as against Subtenant. Notwithstanding anything in this Sublease to the contrary, Subtenant agrees that Sublandlord shall not be obligated to furnish for Subtenant any services of any nature, including without limitation, the furnishing of heat, electrical energy, air conditioning, elevator service, cleaning, window washing or rubbish removal services; however, Sublandlord shall be obligated to take all action available to Sublandlord to obtain the performance of and furnishing of such services for the Premises by Master Lessor pursuant to the terms of the Master Lease, provided, however, Sublandlord shall not be liable to Subtenant in damages or otherwise, if, after reasonable diligence on the part of Sublandlord, Master Lessor shall fail to perform such obligations. Subtenant acknowledges that it has received a true copy of the Master Lease, that it has reviewed the Master Lease, that it is familiar with the contents thereof and that the Master Lease shall be held by Subtenant, its partners and employees in strict confidence.

10.     Subtenant’s Covenants. Subtenant covenants and agrees that Subtenant will not do or omit to do anything which would constitute a default under the Master Lease.

11.     Indemnification. Subtenant shall defend, indemnify and hold Sublandlord harmless from and against any and all actions, claims, demands, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) asserted against, imposed upon or incurred by Sublandlord by reason of (a) any violation caused, suffered or permitted by Subtenant, its agents, servants, employees or invitees of any of the terms, covenants or conditions of the Master Lease or this Sublease; or (b) any damage or injury to persons or property occurring upon or in connection with the use or occupancy of the Premises, except damage or injury which arises as a direct result of the gross negligence or willful misconduct of Sublandlord, or its agents, employees or invitees. Subtenant hereby assumes all risk of loss of or damage to property in, upon or about the Premises from theft or patent or latent defects in the Premises or otherwise (which shall include, without limitation, any injury or damage to persons or property resulting from flood, fire, explosion, falling plaster, steam, gas, electricity, electrical disturbance, water, rain, snow, leaks from any part of the Premises or from the pipes or appliances), and Subtenant hereby waives all claims in respect thereof against Sublandlord except claims based solely on the gross negligence or willful misconduct of Sublandlord or its agents, servants or employees, as applicable, and agrees to defend and save Sublandlord harmless from and against any claims by others.

12.     Assignment and Sublease. Subtenant agrees not to assign, mortgage, pledge or otherwise encumber this Sublease, nor to sublet the Premises or any part thereof, without in each instance obtaining the prior written consent of Sublandlord or Master Lessor (if required under the terms of the Master Lease), which consent of any of such consenting parties may be withheld in its sole discretion.

13.     Hazardous Substances. Subtenant shall not cause or permit any Hazardous Materials to be brought upon, kept, treated, disposed of, generated or used in or about the Premises by Subtenant or its agents, employees, contractors, invitees, subtenants or licensees or in violation of applicable laws, codes, or ordinances and hereby agrees to indemnify, defend and hold harmless Sublandlord from violation under this provision.

14.     Brokers. Sublandlord and Subtenant represent that neither has engaged a broker in connection with this Sublease, and that to the best of Sublandlord’s and Subtenant’s knowledge, no broker negotiated or participated in the negotiations of this Sublease or is entitled to any commission in connection herewith. Sublandlord and Subtenant each hereby indemnifies, and holds harmless the other from and against any and all actions, claims, demands, damages, liabilities, and expenses (including, without limitation, reasonable attorneys’ fees) of any type or nature whatsoever arising by reason of the breach of the aforesaid representations and warranties.

15.     Entire Agreement. This Sublease contains all of the covenants, agreements, terms, provisions, conditions, warranties and understandings relating to the leasing of the Premises and Sublandlord’s obligations in connection therewith, and neither Sublandlord nor any agent or representative of Sublandlord has made or is making, and Subtenant in executing and delivering this Sublease is not relying upon any warranties, representations, promises or statements whatsoever, except to the extent expressly set forth in this Sublease. All prior understandings and agreements, if any, are merged in this Sublease, which alone fully and completely expresses the agreement of the parties.

16.     No Waiver. The failure of Sublandlord to insist in any instance upon the strict keeping, observance, or performance of any covenant, agreement, term, provision or condition of this Sublease shall not be construed as a waiver or relinquishment for the future of such covenant, agreements, term, provision, or condition, but the same shall continue and remain in full force and effect. No waiver or modification of any covenant, agreement, term, provision or condition of this Sublease shall be deemed to have been made unless expressed in writing and signed by Sublandlord and Subtenant. No surrender of possession of the Premises or of any part thereof shall release Subtenant from any of its obligations hereunder unless released by Sublandlord in writing. The receipt and retention by Sublandlord of Base Rent or Subtenant’s Additional Rent from anyone other than Subtenant shall not be deemed as the acceptance of such other person as a tenant or the release of Subtenant from further keeping, observance, or performance by Subtenant of the covenants, agreements, terms, provisions and conditions of this Sublease. The receipt and retention by Sublandlord of Base Rent or Subtenant’s Additional Rent with knowledge of the breach of any covenant, agreement, term, provision, or condition of this Sublease shall not be deemed a waiver of such breach.

17.     Insurance. The Subtenant shall carry insurance of such kinds and as are required to be carried by Sublandlord, as tenant, under the terms and conditions of the Master Lease, including without limitation, Section 6.2 thereof. All such policies shall name Sublandlord and Master Lessor as additional insureds. Subtenant shall deliver certificates of insurance to Sublandlord prior to the Commencement Date and not later than thirty (30) days prior to the expiration of such policy. In the event Subtenant fails to furnish certificates of insurance, Sublandlord may obtain such insurance and the premiums on such insurance shall be deemed Subtenant’s Additional Rent to be paid upon demand.

18.     Waiver of Subrogation. Sublandlord and Subtenant each releases and discharges the other from all claims and liability arising from or caused by any casualty or hazard covered or required hereunder to be covered in whole or in part by insurance on the Premises or in connection with property or activities conducted on the Premises, and waive any right of subrogation which might otherwise exist in or accrue to any person on account thereof.

19.     Surrender of Premises. Upon the expiration or earlier termination of this Sublease, Subtenant shall peacefully surrender the Premises, broom clean, consistent with Subtenant’s duty to make repairs as required herein and in accordance with the Master Lease; provided, however, that to the extent permitted under the Master Lease, any trade fixtures, signs and other personal property of Subtenant not permanently affixed to the Premises shall remain the property of Subtenant and may be removed from the Premises by Subtenant; and provided further that Subtenant shall remove, at its sole cost and expense, any alterations or fixtures that Sublandlord shall request Subtenant to remove in accordance with the Master Lease. Subtenant shall, at its sole cost and expense, repair any damage caused to the Premises by reason of the removal of any such property. Subtenant’s obligations under this provision shall survive the expiration or earlier termination of this Sublease. All Subtenant property which is not removed upon vacation of the Premises shall conclusively be deemed to be abandoned by Subtenant and Sublandlord shall be entitled to dispose of such property at the sole cost of Subtenant without incurring any liability to Subtenant.

20.     Holding Over. Subtenant shall not remain in possession of the Premises after the expiration or earlier termination of the Sublease Term without the express written consent of Sublandlord. Should Subtenant hold over without the express written consent of Sublandlord, such tenancy shall be at sufferance and not a renewal of the Term, and in such case, Base Rent due pursuant to this Sublease shall be payable at one hundred fifty percent (150%) the amount payable during the last month of the Term subject to every other term, covenant and provision of this Sublease and the Master Lease. In the event Subtenant holds over, Subtenant shall be liable for all of Sublandlord’s direct damages, which shall include, without limitation, costs, fees, expenses, damages and attorneys’ fees incurred by Sublandlord as a result of Subtenant’s holding over, and damages and expenses incurred by Sublandlord for its inability to deliver possession of the Premises to Master Lessor.

21.     Default by Subtenant. The occurrence of any one or more of the following events (sometimes referred to as an “Event of Default”) shall constitute a default and breach of this Sublease by Subtenant:

(a)     If Subtenant fails to pay Base Rent or any other amount within five (5) days of when due and payable;

(b)     If Subtenant fails to perform any of Subtenant’s nonmonetary obligations under this Sublease for a period of twenty (20) days after written notice of such failure, or if such default is of a nature which cannot be cured within such twenty (20) day period, then Subtenant’s failure to commence to cure such default within such twenty (20) day period and diligently purse the same to complete.

(c)     If (i) Subtenant makes a general assignment or general arrangement for the benefit of creditors; (ii) a petition of bankruptcy or for reorganization or rearrangement is filed by or against Subtenant which is not discharged in 60 days; (iii) a trustee or receiver is appointed to take possession of substantially all of Subtenant’s assets located at the Premises or of Subtenant’s interest in this Sublease which is not discharged in 60 days; or (iv) substantially all of Subtenant’s assets located at the Premises or of Subtenant’s interest in this Sublease is subjected to attachment, execution or other judicial or non-judicial seizure.

(d)     If Subtenant fails to comply with any of the terms and provisions of the Master Lease applicable to the Premises or causes or permits any default under the Master Lease.

Upon occurrence of an Event of Default by Subtenant, and at any time thereafter, upon notice or demand and without limiting Sublandlord in the exercise of any other right or remedy which Sublandlord may have, Sublandlord shall be entitled to exercise the following rights and remedies:

(i)     Sublandlord may terminate Subtenant’s right to possession of the Premises by any lawful means (in which case this Sublease shall not terminate unless Sublandlord gives written notice to Subtenant of its intention to terminate this Sublease), in which event Subtenant shall immediately surrender possession of the Premises to Sublandlord.

(ii)     At any time after an Event of default, whether or not Sublandlord shall have terminated this Sublease, Sublandlord shall be entitled to recover from Subtenant, and Subtenant shall pay to Sublandlord, on demand, for damages for Subtenant’s default, an amount equal to the then present worth of: (A) the aggregate of the Base Rent and any other charges to be paid by Subtenant hereunder for the unexpired portion of the Term assuming this Sublease has not been terminated, less the fair market rental value of the Premises during such period; and (B) all other damages suffered by Sublandlord, which shall include, without limitation, all costs of renovating the Premises and reletting the same and reasonable attorneys’ fees.

All rights, options and remedies of Sublandlord contained in this Sublease shall be construed and held to be cumulative, no one of them shall be exclusive of the other, and Sublandlord shall have the right to purse any one or all of such remedies or any other remedy or relief which may be provided by law or equity whether or not stated in this Sublease.

22.     Confidentiality. Subtenant and its shareholders, partners, members, officers, directors, employees, agents and representatives will not disclose the terms of this Sublease or the Master Lease unless Subtenant obtains Sublandlord’s or Master Lessor’s prior written consent thereto, as the case may be, which written consent may be withheld in the Sublandlord’s or Master Lessor’s sole discretion; provided, however, the provisions of this Section shall not apply to any disclosure required by legal authorities or any disclosure to Subtenant’s lenders, architects, accountants and attorneys.

23.     Substitution of Premises. Notwithstanding anything herein to the contrary, Sublandlord shall have the right at any time and from time to time to substitute other premises (“Substitute Premises”) located within the Building for the Premises subject to the same terms and conditions set forth herein; provided, however that the Substitute Premises shall contain at least as much square footage as originally subleased without any increase in the then rental rate. In connection therewith, Sublandlord agrees to pay all reasonable moving expenses of Subtenant. Subtenant shall be required to move into such Substitute Premises within 30 days of notice from Sublandlord of its exercise of this right.

24.     Successors and Assigns. Subject to the provisions of Section 11 above, the obligations of this Sublease shall bind and benefit the successors and permitted assigns of the parties with the same effect as if mentioned in each instance where a party hereto is named or referred to.

25.     Notices. Any and all communications delivered hereunder shall be sent via first-class mail, confirmed facsimile, over-night delivery or by hand delivery: if to Sublandlord at 4350 South Monaco Street, Denver, Colorado 80237, Attn: General Counsel, and if to Subtenant, at CVentures, 4350 South Monaco Street, Denver, Colorado 80237, Attn: CFO. All such communications shall be deemed to be given when hand delivered or sent via facsimile or on the next business day following deposit with an over-night delivery service or three days following delivery in the United States mail.

26.     Directory. Sublandlord agrees to place the name of Subtenant in the building directory.

27.     Parking. Subtenant shall be entitled to use, free of charge, up to 21 unassigned, non-reserved, and non-designated parking spaces in the parking structure and surface parking area of the Project, as such term is defined in the Master Lease, for the Term of this Sublease.

IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS SUBLEASE, intending to be bound thereby, on the dates set forth below.

SUBLANDLORD

M.D.C. HOLDINGS, INC.,

a Delaware corporation

By:  /s/ Michael Touff

Name: Michael Touff

Title: Senior Vice President

Date: January 30, 2017

SUBTENANT

CVENTURES, INC., a Colorado corporation

By: /s/ Carrie Delima

Name:  Carrie DeLima

Title:  Treasurer

Date: January 30, 2017

EXHIBIT A

PREMISES

[Attached]

MDC HOLDINGS

TEST FIT

EXEC. AREA
TREASURY
EXEC. AREA
C. VENTURES

4350 S. Monaco
Floor 5 - Final
February 11, 2005

V = Unassigned

RNL DESIGN